Zoo Entertainment, Inc. Announces Ticker Symbol Change

NEW YORK, NY (January 30, 2009)— In connection with its previously disclosed name change from Driftwood Ventures, Inc. (OTCBB:DFTW.OB) to Zoo Entertainment, Inc., effective immediately, Zoo Entertainment’s common stock will be quoted on the OTC Bulletin Board under the new trading symbol (OTCBB: ZOOE.OB). This follows the September 2008 merger of Driftwood with Zoo Games, Inc., upon the completion of which Zoo Games became a wholly-owned subsidiary and the sole operations of Driftwood.

About Zoo Entertainment, Inc.

Zoo Entertainment, Inc. is the parent company of video game publisher Zoo Publishing, Inc., a wholly owned subsidiary of Zoo Games, Inc.  Run by industry veterans, the company is focused on licensing, developing, and publishing a wide variety of casual and family-friendly video games for Wii™, Nintendo DS™, Playstation®2 system, PSP (PlayStation®Portable) system, and PC.  Product highlights include Order Up! and Deal or No Deal for Wii™, and multi-platform releases of titles for M&M’S, Chrysler, and Jeep.  Zoo Entertainment is headquartered in New York, NY with a publishing office in Sicklerville, NJ.  More information on Zoo Games products can be found at zoogamesinc.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ZOOE. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ZOOE 's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Zoo Games is engaged; demand for the products and services that Zoo Games provides, as well as other relevant risks detailed in ZOOE 's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. ZOOE assumes no obligation to update the information contained in this press release.